Exhibit 10.23

McAfee, LLC

2821 Mission College Blvd.

Santa Clara, CA 95054

June 11, 2018

John Giamatteo

Dear John:

On behalf of McAfee, LLC, I am thrilled to offer you a new and exciting role at McAfee in the full time exempt position of President and Chief Revenue Officer, Corporate. You will continue to report to Chris Young, Chief Executive Officer, and your work location will remain Plano, Texas. Upon acceptance of your new role as evidenced by your signature on this promotional offer letter, you will receive the compensation and benefits described below.

Base Salary. Your new annual base salary will be $650,000 effective June 1, 2018.

Total Incentive Target. Your new annual target for the annual incentive bonus program will be $850,000, effective June 1, 2018. Your 2018 annual incentive bonus will be adjusted to reflect the portion of the performance period correlating with the respective annual target for your role at McAfee (5/12 based upon your existing annual target, and 7/12 based upon your new annual target). Consistent with your current annual incentive bonus opportunity, your total annual bonus target is anticipated to be paid out annually for the prior year based upon McAfee’s financial performance, as well as achievement of specified operational and/or individual goals and your continued employment with McAfee through the date of payment of the annual bonus, in each case subject to the terms of the corporate bonus plan.

Recognition Bonus. You will receive a one-time cash recognition bonus in the amount of $500,000, payable in the first pay cycle following the acceptance of your promotional offer letter. You must remain employed with a McAfee company through the date of payment in order to receive the recognition bonus. If (i) you terminate your employment with McAfee, or (ii) McAfee terminates your employment for Cause (as defined below) (or your employment terminates at a time when it is determined by McAfee that Cause exists), in either case, within twelve (12) months of the date on which the recognition bonus is paid, you will be required, not later than thirty (30) days after the date of such termination, to repay the gross amount of the recognition bonus to McAfee. If you do not timely pay such amount, subject to applicable law, McAfee will be permitted to recover such amount by reducing the amount that would otherwise be payable to you under any compensatory plan, program or arrangement maintained by McAfee.

Cash Retention Bonuses. You will receive cash retention bonuses in the total amount of $1,500,000, payable in three $500,000 increments on June 1st of each of 2019, 2020 and 2021. You must remain employed with a McAfee company through the date of payment in order to receive each such retention bonus. If (i) you terminate your employment with McAfee, or (ii) McAfee terminates your employment for Cause (or your employment terminates at a time when it is determined by McAfee that Cause exists), in either case, within twelve (12) months of the date on which any such retention bonus is paid, you will be required, not later than thirty (30) days after the date of such termination, to repay the gross amount of the most recent retention bonus to McAfee. If you do not timely pay such amount, subject to applicable law, McAfee will be permitted to recover such amount by reducing the amount that would otherwise be payable to you under any compensatory plan, program or arrangement maintained by McAfee.

Long-Term Incentive Awards. As a reflection of your future achievements and contributions, we will recommend to the Board of Managers of McAfee’s parent holding company (“Parent”) that you be awarded additional long-term incentive awards consisting of profits interests (Management Incentive Units or (“MIUs”), a form of partnership interest in Parent, and restricted equity units (“RSUs”), which are generally settled upon vesting in Class A common equity units of Parent.

MIU Award. The total value of your MIU award is estimated to be $6,500,000[                ]. In order to vest in your MIU award, you must be continuously employed by a McAfee company from the date of grant to the date of vesting, unless your employment is terminated without “cause” (as customarily defined in the MIU award agreement) within two years following a change in control of McAfee, in which case your time-based vesting awards would accelerate in full.

RSU Award. The total value of your RSU award is estimated to be $3,000,000, based upon the fair market value of Parent’s Class A common equity units at the time of grant. [                ]. Your RSU award is not subject to performance-based vesting conditions. In order to vest in your RSU award, you must be continuously employed by a McAfee company from the date of grant to the date of vesting, unless your employment is terminated without Cause (as defined below), in which case McAfee will pay you a cash amount equal to the fair market value upon termination of service of any unvested RSUs subject to the RSU award (with such unvested RSUs forfeited upon termination of service). For the avoidance of doubt, the vesting terms applicable to the RSU award described in this promotional offer letter are unique to this one-time RSU award, and are not applicable to any other RSU award that you have or may receive.

Award Agreements. The description of your MIU and RSU awards contained in this letter is a high- level summary only and necessarily incomplete. The definitive terms of your MIU and RSU awards will be set forth in award agreements that will govern your awards, and in the event of any conflict between this description and that document, the award agreements (and the documents they reference) will control. Of course, we cannot guarantee that you will receive the full value of your awards, nor achievement by the company of our long-range plan exit equity value.

Equity Sale Opportunity. In addition, you will have the unique opportunity during each of the next three (3) years to elect to sell back to Parent up to $1,000,000 in Parent’s Class A common equity units (whether you acquired the Class A common equity units via subscription or settlement upon vesting of an RSU award). Should you wish to exercise this sale right, you must email McAfee’s General Counsel not later than thirty (30) days following June 1st of each of 2019, 2020 and 2021, and specify the value of Parent’s Class A common equity units that you wish to sell. You may sell an amount not to exceed $1,000,000 per year; provided, that, if you elect to sell an amount less than $1,000,000 in 2019 or 2020, the difference between the maximum eligible sales amount and the amount sold will carry forward to the following year, with the aggregate amount sold over such three-year period not to exceed $3,000,000. The fair market value of Parent’s Class A common equity units on the date you deliver the email notice will determine the number of units subject to the repurchase transaction. Upon receipt of any such notice, Parent will promptly deliver to you a customary unit repurchase agreement setting forth the terms and conditions of the repurchase event. The parties will consummate the unit repurchase as soon as reasonably practicable in accordance with applicable securities laws and, to the extent applicable, publicly-traded partnership tax safe harbors. In order to avail yourself of each right of sale, you must remain continuously employed with a McAfee company through the date you deliver any notice of unit sale.

Severance. In the event you are terminated without “Cause”, you will be eligible to receive a severance amount equal to (i) one (1) year of your base salary in effect prior to your termination, plus (ii) a payment equal to the employer contribution rate in effect for similarly situated active employees for you and your eligible dependents to continue healthcare coverage under COBRA for one (1) year, plus (iii) 100% of your target annual incentive bonus amount in effect prior to your termination, plus (iv) any remaining unpaid portion of the special $1,500,000 cash retention bonus described above, plus (v) a cash amount, equal to the fair market value upon termination of service of any unvested RSUs subject to the special $3,000,000 RSU award described above (with such unvested RSUs forfeited upon termination of service) (the “Severance Amount”). Your receipt of the foregoing severance benefits shall be subject to the execution and non-revocation by you of a general release of claims in a form acceptable to McAfee, and the release must become fully effective within sixty (60) days of the termination of your employment. The Severance Amount will be paid as salary continuation in accordance with McAfee’s regular payroll schedule, with the first installment being due on the first regular payroll date that follows the date on which the release is fully effective and including all amounts having accrued prior to such date.

“Cause” means McAfee, LLC’s reasonable belief that you have engaged in any one of the following: (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by you to secure any personal profit related to the business or business opportunities of McAfee, LLC without the informed, written approval of McAfee, LLC’s Board of Managers; (ii) refusal to comply with reasonable directives of your direct supervisor or McAfee, LLC’s Board of Managers after thirty (30) days notice and an opportunity to cure; (iii) reckless or willful misconduct in the performance of your duties in the event such conduct continues after thirty (30) days written notice and an opportunity to cure; (iv) misconduct which has a material adverse effect upon McAfee, LLC’s business or reputation; (v) the conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving dishonesty or fraud; (vi) your material breach of any provision of this agreement after thirty (30) days notice of such breach and a reasonable opportunity to cure such breach; (vii) your breach of the Employee Inventions Proprietary Rights Assignment Agreement; or (viii) violation of McAfee, LLC’s policies including, without limitation, its policies on equal employment opportunity and prohibition of unlawful harassment after thirty (30) days notice of such breach and a reasonable opportunity to cure such breach.

If any portion of your severance qualifies as “deferred compensation” subject to Section 409A of the Internal Revenue Code (along with the regulations thereunder, “Section 409A”) and the release could become effective in either of two taxable years, notwithstanding anything to the contrary herein the first installment of the severance will be paid on the first payroll date in the later taxable year. Each payment of severance and benefits will be treated as a “separate payment” for purposes of Section 409A and references to termination of employment will be construed to require a separation from service as defined in Section 409A (after giving effect to the presumptions set forth therein). In the event that your COBRA subsidy is determined to result in any additional tax or penalty to you, McAfee or any of its affiliates under Section 105(h) of the Internal Revenue Code or the non-discrimination provisions of the Patient Protection and Affordable Care Act, as amended, the parties agree to cooperate in good faith to restructure such benefit to avoid or minimize such issues.

“At Will” Employment. Your employment with McAfee remains “at will,” which means that McAfee and you have the right to end your employment at any time for any reason, with or without advance notice, and with or without cause.

* * * * *

McAfee has an amazing opportunity ahead and a bold vision to achieve. We cannot achieve this vision without supremely talented people like you!

Should you have any questions, please email me.

Sincerely,

Chatelle Lynch

Chief Human Resources Officer

Accepted and Agreed:

/s/ John Giamatteo	June 11, 2018
John Giamatteo	Date

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